Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Mark Brewer Investor Relations investorrelations@wtoffshore.com 713-297-8024	Danny Gibbons SVP & CFO investorrelations@wtoffshore.com 713-624-7326

W&T OFFSHORE TO ACQUIRE OFFSHORE BLOCKS FROM

NEWFIELD EXPLORATION

Company to Webcast its Presentation at Imperial Capital’s Global

Opportunities Conference on September 20, 2012

Houston, September 18, 2012—W&T Offshore, Inc. (NYSE: WTI) announced today that it has entered into an agreement with Newfield Exploration Company and its subsidiary, Newfield Exploration Gulf Coast LLC (“Newfield”) to acquire all of Newfield’s exploration and production properties in the Gulf of Mexico. The transaction includes 78 federal offshore lease blocks on approximately 432,700 gross acres. There are 65 blocks in the deepwater, six of which are producing; 10 blocks on the conventional shelf, four of which are producing; and an overriding royalty interest in three deepwater blocks, two of which are producing. Total undeveloped acreage is approximately 312,000 gross acres, 91% of which is in deepwater. The purchase price is $228 million (subject to customary effective date adjustments) and the assumption of future asset retirement obligations. The effective date of the transaction is July 1, 2012. The transaction is estimated to close on or around October 1, 2012. The acquisition will be funded from W&T’s available cash on hand and revolving credit facility.

Total proved and probable reserves are 7.7 million barrels of oil equivalent (MMBoe) and 1.2 MMBoe, respectively, per third-party engineers. During July, average production from these properties was approximately 8,350 Boe per day net, of which 37% is oil and approximately 75% is from the deepwater. W&T will take over operations of approximately 90% of the production.

The producing deepwater blocks are in the Garden Banks, Mississippi Canyon and Viosca Knoll areas. In addition to the production in those deepwater blocks, there is exploration potential in each of those areas, as well as in the Green Canyon and Atwater Valley areas. The producing conventional shelf leases are in Ship Shoal, West Cameron, Vermillion, and West Delta.

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “This acquisition will substantially increase our current production, provide numerous development and exploration opportunities in the deepwater Gulf of Mexico, as well as significantly expand our deepwater acreage holdings.”

Imperial Capital Conference Webcast

The Company will be presenting at the Imperial Capital Global Opportunities Conference, being held in New York City on September 19-20, 2012. Tracy W. Krohn, Chairman and Chief Executive Officer, is scheduled to make a presentation on Thursday, September 20 at 8:30 a.m. Eastern Time and will review the transaction at that time. The presentation will be broadcast live over the Internet and the webcast link and presentation slides can be accessed live and for replay by visiting the Company’s Web site at www.wtoffshore.com.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer focused primarily in the Gulf of Mexico and Texas. We have grown through acquisitions, exploration and development and currently hold working interests in approximately 60 producing offshore fields in federal and state waters. During 2011, we expanded onshore into West Texas and East Texas where we are actively pursuing exploration and development activities. A substantial majority of our daily production is derived from wells we operate offshore. For more information on W&T Offshore, please visit our website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section.

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